Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 20, 2025 in Amendment No. 4 to the Registration Statement on Form F-1 (No. 333-283712), under the Securities Act of 1933 with respect to the consolidated balance sheets of LEIFRAS Co., Ltd. (the “Company”) as of December 31, 2023 and 2024, and related consolidated statements of income, change in shareholders’ equity and cash flows, for each of the years in the two-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WWC, P.C.
San Mateo, California May 20, 2025	WWC, P.C. Certified Public Accountants PCAOB ID: 1171